EXHIBIT 99.1
[Whirlpool Letterhead]

           ADMINISTRATIVE CENTER o BENTON HARBOR, MICHIGAN 49022-2692

JEFF M. FETTIG
CHAIRMAN OF THE BOARD,
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

                                          July 17, 2005


Mr. Ralph F. Hake
Chairman & CEO

Mr. Howard L. Clark, Jr.
Chairman, Special Committee of the Board of Directors

  Maytag Corporation
  403 West Fourth Street
  Newton, IA 50208


Dear Messrs. Hake and Clark:

      We are pleased to submit a proposal to acquire Maytag in a transaction that will provide your shareholders substantially greater value than your pending sale to the private equity consortium known as Triton. As you will appreciate, our proposal is based solely on our review of publicly available information about Maytag.

      We are proposing to acquire all of Maytag's outstanding shares by means of a merger providing Maytag shareholders consideration valued at $17 per Maytag share, of which at least 50% would be paid in cash and the balance in shares of Whirlpool common stock.

      Our proposal is demonstrably superior to Triton's, both financially and strategically. It will provide the immediate opportunity for your shareholders to realize substantially greater value for their shares -- a 21% premium over the Triton price. Moreover, your shareholders will have the opportunity to realize greater long-term value through the truly unique attributes of a Whirlpool-Maytag combination.

      As you know, we operate in a highly competitive marketplace where trade customers and consumers have a large and growing choice of brands, products and suppliers, including a growing number of foreign appliance companies. Together we can achieve substantial efficiencies that will deliver cost savings, increased innovation and better asset utilization. With these efficiencies,

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and Whirlpool's track record of -- and commitment to -- investing in innovation, quality and customer service, our combined company will be well positioned to offer great value to consumers and to trade customers. And as part of Whirlpool, we can ensure that Maytag remains a trusted brand for years to come.

      Our proposal represents a "Company Takeover Proposal" that clearly meets the standards set forth in Section 5.02(c) of the existing merger agreement. First, it is more favorable to Maytag shareholders from a financial point of view than the pending sale. Second, it is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of the proposal. Accordingly, it allows Maytag to provide us with due diligence and to participate in negotiations and discussions with us.

      Our proposal is subject to our satisfactory completion of due diligence and negotiation of a mutually acceptable definitive agreement. The August 19, 2005 date you just set for your shareholders meeting compels both of us to work to achieve a definitive agreement prior to that date. In this regard, we are prepared to execute a confidentiality agreement on the terms required by Section 5.02(c). We and our legal advisor, Weil Gotshal & Manges, our financial advisor, Greenhill & Co., and our business consultant, The Boston Consulting Group, are ready to immediately review the due diligence information you have provided to Triton and are currently providing to the Haier America consortium. We and our advisors also are ready to immediately negotiate a definitive merger agreement with you. We anticipate that our agreement will be based substantially on your existing merger agreement with Triton.

      Our understanding is that, because of the notice provisions of your agreement with Triton, we must be in a position to submit our firm offer no later than August 9, 2005 so that you will be in a position to terminate the agreement with Triton and enter into the superior merger agreement with Whirlpool prior to your shareholders meeting. We are prepared to meet this deadline. However, as each day forward is critically important to our doing so, your board must take action to permit us to begin our due diligence immediately.

      We trust you and Maytag's other directors will respond immediately and positively to our proposal. We look forward to working with you to achieve what will be a compelling transaction for the shareholders and customers of our two companies.

                                    Very truly yours,

                                    /s/ Jeff M. Fettig
                                        -----------------------------
                                        Jeff M. Fettig
                                        Chairman, President & CEO

cc:   The Board of Directors
      Maytag Corporation